As filed with the Securities and Exchange Commission on October 2, 2007

Registration No. 333-142312

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 5

to

FORM S-1

Registration Statement

Under

The Securities Act of 1933

Avantair, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-51115	20-1635240
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code number)	(I.R.S. Employer Identification No.)

4311 General Howard Drive

Clearwater, FL 33762

(727) 539-0071

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven Santo

Chief Executive Officer

Avantair, Inc.

4311 General Howard Drive

Clearwater, FL 33762

(727) 539-0071

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William Haddad, Esq.

DLA Piper US LLP

1251 Avenue of the Americas

New York, NY 10020

(212) 335-4500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	4,540,381	$4.51	$20,477,118	$628.65
Warrants	346,000	$0.63	$217,980	$ 6.69
Shares of Common Stock underlying the Warrants	346,000	$4.51	$1,560,460	$ 47.91

Total			$22,255,558	$683.25	(2)

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended based upon the average bid and asked price of the common stock on April 19, 2007.
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 5 to Registration Statement on Form S-1 (No. 333-142312) is to amend and restate Part II, Item 16, Exhibits and Financial Statement Schedules, and to file Exhibit 5.1. No other changes have been made to the Registration Statement on Form S-1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the Company’s estimates of the expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by the Company.

Item	Amount
SEC registration fee	$683	*
Legal fees and expenses	$40,000	*
Accounting fees and expenses	$15,000	*
Printing fees and expenses	$5,000	*
Miscellaneous fees and expenses	$1,000	*
Total	$61,683	*

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (“DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the company, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Article Eight of the Company’s Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The indemnification provision contained in the Amended and Restated Company’s Certificate of Incorporation is not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive directors or officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status. The foregoing descriptions are only general summaries. For additional information we refer you to the full text of our Amended and Restated Certificate of Incorporation filed on December 5, 2006 as an Exhibit to our current report on Form 8-K which we incorporate by reference with this filing.

Item 15. Recent Sales of Unregistered Securities.

On October 2, 2006, the Company signed the Purchase Agreement with certain stockholders of Old Avantair. The Purchase Agreement provided for the Company to issue 6,684,822 shares of common stock to the stockholders of Old Avantair in exchange for all of the issued and outstanding shares of Old Avantair. The Purchase Agreement also provided for the Company to issue to the stockholders of Old Avantair an additional 954,975 shares in fiscal year 2007 and 4,774,873 shares in fiscal year 2008, if certain financial milestones are achieved. For the year ended June 30, 2007, the financial milestones were not achieved and therefore the Company did not issue stock to the stockholders of Old Avantair. In addition, there will be 4,774,873 shares issued to the stockholders of Old Avantair if the future trading price of stock meets certain criteria prior to February 23, 2009.

Item 16. Exhibits

The Exhibits listed on the Exhibit Index of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a)	1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided however, that:

A.	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 2nd day of October, 2007.

Avantair, Inc.

By:	/s/ Steven Santo
Steven Santo
Chief Executive Officer

Name	Title	Date

/s/ Steven Santo Steven Santo	Chief Executive Officer and Director (Principal Executive Officer)	October 2, 2007

/s/ John Waters John Waters	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 2, 2007

* Barry Gordon	Chairman	October 2, 2007

* Clinton Allen	Director	October 2, 2007

* Robert Lepofsky	Director

* Arthur H. Goldberg	Director	October 2, 2007

* Stephanie Cuskley	Director

By: /s/ John Waters John Waters Attorney-in-fact		October 2, 2007

EXHIBIT INDEX

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated as of October 2, 2006 between Ardent Acquisition Corporation and the Stockholders of Avantair, Inc. (1)

2.2	Letter Agreement, entered into as of October 2, 2006 between Avantair, Inc., certain equity investors and Ardent Acquisition Corporation. (1)

2.3	Amendment to Stock Purchase Agreement, dated as of December 15, 2006 between Ardent Acquisition Corporation and the Stockholders of Avantair, Inc. (2)

3.1	Amended and Restated Certificate of Incorporation. (3)

3.2	By-laws. (4)

3.3	Amended and Restated By-laws.**

4.1	Specimen Unit Certificate. (4)

4.2	Specimen Common Stock Certificate. (4)

4.3	Specimen Warrant Certificate. (4)

4.4	Form of Unit Purchase Option to be granted to Representative. (4)

4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant. (4)

4.6	2006 Long –Term Incentive Plan (5)

5.1	Legal Opinion of DLA Piper US LLP.

10.1	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Barry J. Gordon. (4)

10.2	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Marc H. Klee. (4)

10.3	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Harvey Granat. (4)

10.4	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Robert Brill. (4)

10.5	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Arthur G. Goldberg. (4)

10.6	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Philip Goodman. (4)

10.7	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Alan J. Loewenstein. (4)

10.8	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Robert Sroka. (4)

10.9	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant. (4)

10.10	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders. (4)

10.11	Form of Letter Agreement between American Fun Advisors, Inc. and Registrant regarding administrative support. (4)

10.12	Promissory Note, dated October 31, 2004, in the principal amount of $70,000 issued to Barry J. Gordon. (4)

10.13	Registration Rights Agreement among the Registrant and the Initial Stockholders. (4)

10.14	Form of Warrant Purchase Agreement among EarlyBirdCapital, Inc. and each of the Initial Stockholders. (4)

10.15	Investors Rights Agreement, entered into as of October 2, 2006, between Avantair, Inc. and certain equity investors. (1)

10.16	Loan Agreement, entered into as of October 2, 2006 by and among Avantair, Inc., CNM, Inc. and Ardent Acquisition Corporation. (1)

10.17	Amended and Restated Promissory Note, dated June 1, 2007, made by Avantair, Inc. to CNM, Inc.**

14.1	Code of Ethics for directors, officers and employees (6)

14.2	Code of Ethics for senior financial officers and the principal executive officer (6)

23.1	Consent of Independent Registered Public Accounting Firm.**

23.2	Consent of AvData**

99.1	Charter for the Audit Committee of the Board. (7)

99.2	Charter for the Corporate Governance and Nominating Committee of the Board. (7)

99.3	Charter for the Compensation Committee of the Board.(7)

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 4, 2006.
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 20, 2006.
(3)	Incorporated by reference to Registrant’s current report on Form 8-K, filed with the Securities and Exchange commission on March 15, 2007.
(4)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-121028).
(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 23, 2007.
(6)	Incorporated by reference to Registrant’s Current Report on form 8-K, filed with the Securities and Exchange Commission on February 28, 2007.
(7)	Incorporated by reference to the Registrant’s Current Report on Form 10-KSB, filed with the Securities and Exchange Commission on April 6, 2007.
**	Previously filed